Exhibit 99.1

FOR IMMEDIATE RELEASE

For: Authentidate Holding Corp.

Investor Contacts:

Robert Schatz

Wolfe Axelrod Weinberger Assoc. LLC

(212) 370-4500; (212) 370-4505 fax

AUTHENTIDATE HOLDING CORP. REPORTS FISCAL 2012 THIRD QUARTER RESULTS

BERKELEY HEIGHTS, NJ – May 10, 2012 – Authentidate Holding Corp. (Nasdaq: ADAT), a provider of secure web-based software applications and telehealth products and services for healthcare organizations, announced financial results for the three and nine month periods ended March 31, 2012.

Selected highlights for the quarter include:

•	Strengthened our management and sales teams with the addition of Mr. Sunil Hazaray as our new Chief Commercial Officer. Sunil will focus primarily on sales and partner relationships.

•

Delivered our initial product order to the U.S. Department of Veterans Affairs (VA) in connection with the training and test-in phase of our telehealth project and deployed the VA’s new Disease Management Protocols (DMP’s) recently released for its telehealth patients.

•	Completed a $4.0 million secured loan financing with certain accredited investors, including several board members and the company’s executive management team.

Following the end of the quarter, we announced that the VA has exercised its first option to extend the term of our contract for Home Telehealth Devices and Services. The base contract with the VA also includes three additional one-year options to extend the contract. We also announced that CenterLight Health System, a leading non-profit provider of rehabilitation and long-term healthcare services, selected our Inscrybe® Referral Management solution to standardize, streamline and accelerate care order processing and completion.

Ben Benjamin, Chief Executive Officer of Authentidate, stated, “We continue to make solid progress with each of our core products and services as demonstrated by the new customer projects and partner relationships we have announced during fiscal 2012. We have also consolidated our telehealth business and added some resources to support our growth, including the recent addition of Sunil Hazaray as our Chief Commercial Officer. Sunil has a rich background in our core markets from his experience as the CEO of Viterion TeleHealthcare, a Bayer Healthcare business, and management positions with other leading healthcare companies. Sunil has hit the ground running and will focus on sales and partner relationships which should help us to accelerate our revenue growth. With respect to our VA telehealth project, we are in the final stages of the test-in phase for both our device and voice based products and services and we believe we are the first provider to deploy the VA’s new DMP’s. Although these new DMP’s are quite extensive and required a significant amount of work to complete, we are pleased to support the VA in its efforts to better deliver care to our veterans. We believe we are close to the growth stage of our project and that the recent contract extension from the VA reflects positively on our progress. During fiscal 2012, we have also added new customers and partner relationships from the private sector for our telehealth, hospital discharge and referral management products and we believe the recent consolidation of our telehealth business has enabled us to more effectively address emerging customer needs for combined solutions. We continue to monitor a number of opportunities and will update our shareholders as they develop.”

Mr. Benjamin concluded, “We are very excited about the prospects that lie ahead for Authentidate and we believe the company is well positioned for future growth. Although our revenue growth has been slower than we would like, we have continued to manage our operations through challenging economic conditions and our growth has been offset in part by the acquisition of one of our hosted services customers. As reflected in our operating expenses, we have added sales and support resources during the year so we can pursue a number of near term opportunities. In March we added net proceeds of approximately $4.0 million from a secured loan transaction which will also help to support our growth initiatives as our markets develop. We are seeing increased interest in our products and services as hospitals and other healthcare providers look for automated solutions to manage compliance, reduce costs and coordinate care for their patients. We believe our business will benefit from these trends and that our products and services provide the tools necessary to meet these emerging market needs.”

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Revenues for the quarter ended March 31, 2012 were approximately $764,000 compared to $729,000 for the prior year period. These results reflect an increase in revenues from our telehealth products and services, partly offset by lower revenues from our hosted software services due primarily to the acquisition of one of our customers and the related contract expiration. Revenues for the third quarter of fiscal 2012 increased approximately 16% compared to the second quarter of fiscal 2012 due to higher telehealth revenues for the current period.

Net loss from continuing and discontinued operations for the quarter ended March 31, 2012 was $2,018,000, or $0.04 per share, compared to $1,621,000, or $0.04 per share, for the prior year period. The increase in net loss for the quarter is due primarily to higher cost of revenues related to the increased telehealth revenues, higher selling, special shareholder meeting and stock option expenses and the non-cash amortization of acquired licenses and debt discount on the senior secured notes payable. The net loss for the prior year quarter also includes income from discontinued operations.

Revenues for the nine months ended March 31, 2012 were approximately $2,176,000 compared to $2,157,000 for the prior year period. These results reflect the same trends as the third quarter.

Net loss for the nine months ended March 31, 2012 was approximately $5,597,000, or $0.12 per share, compared to $10,493,000, or $0.25 per share, for the prior year period. The net loss for the current period reflects the same trends as the quarter. The net loss for the prior year period reflects a loss from discontinued operations, including a non-cash goodwill impairment charge of approximately $5.4 million, offset in part by a gain on the sale of certain non-core assets.

As of March 31, 2012, cash, cash equivalents and marketable securities were $3,760,000, the company had working capital for continuing operations of $4,254,000.

About Authentidate Holding Corp.

Authentidate Holding Corp. is a provider of secure web-based software applications and telehealth products and services that enable healthcare organizations to coordinate care for patients and enhance related administrative and clinical workflows. Authentidate’s products and services enable healthcare organizations to increase revenues, reduce costs and enhance patient care by eliminating paper and manual work steps from clinical and administrative processes. Authentidate’s telehealth solutions combine Electronic House Call, an FDA 510(k) cleared in-home patient vital signs monitoring system, or the Interactive Voice Response system with a web application that streamlines patient monitoring. Delivered as Software as a Service (SaaS), customers only require an Internet connection and web browser to access our web-based applications thereby utilizing previous investments in systems and technology. The company’s healthcare customers and users include leading homecare companies, health systems, physician groups and governmental entities. These organizations utilize the company’s products and services to coordinate care for patients outside of acute-care.

For more information, visit the company’s website at www.authentidate.com

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved.

Authentidate and Inscrybe are registered trademarks of Authentidate Holding Corp. ExpressMD is a trademark of our subsidiary ExpressMD Solutions, LLC. All other trade names are the property of their respective owners.

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Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Balance Sheet Data

( in thousands, except per share data )	March 31, 2012 (Unaudited)	June 30, 2011

Assets
Current assets
Cash and cash equivalents	$3,550	$1,444
Restricted cash	256	256
Marketable securities	210	980
Accounts receivable, net	418	423
Inventory	4,404	4,569
Prepaid expenses and other current assets	1,498	557

Total current assets	10,336	8,229
Property and equipment, net	861	680
Other assets
Software development costs, net	302	695
Licenses, net	2,270	65
Other assets	1,120	1,166

Total assets	$14,889	$10,835

Liabilities, Redeemable Preferred Stock and Shareholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other liabilities	$3,679	$3,198
Senior secured notes, net of unamortized discount	2,317	—
Deferred revenue	86	92

Total current liabilities	6,082	3,290
Long-term deferred revenue	140	140

Total liabilities	6,222	3,430

Commitments and contingencies
Redeemable preferred stock	3,157	2,931
Shareholders’ equity
Common stock, $.001 par value; 100,000 shares authorized, 53,802 and 46,323 issued and outstanding on March 31, 2012 and June 30, 2011, respectively	54	46
Additional paid-in capital	179,690	172,786
Accumulated deficit	(174,234)	(168,358)

Total shareholders’ equity	5,510	4,474

Total liabilities, redeemable preferred stock and shareholders’ equity	$14,889	$10,835

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Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Statement of Operations Data

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
(in thousands, except per share data)	2012	2011	2012	2011

Revenues
Hosted software services	$635	$709	$1,921	$2,087
Telehealth products and services	129	20	255	70

Total revenues	764	729	2,176	2,157
Operating expenses
Cost of revenues	638	452	1,688	1,509
Selling, general and administrative	1,527	1,476	4,605	4,387
Product development	227	213	644	617
Depreciation and amortization	292	289	740	855

Total operating expenses	2,684	2,430	7,677	7,368

Operating loss	(1,920)	(1,701)	(5,501)	(5,211)
Other (expense) income, net	(98)	—	(96)	365

Loss from continuing operations	(2,018)	(1,701)	(5,597)	(4,846)
Income (loss) from discontinued operations	—	80	—	(5,647)

Net loss	$(2,018)	$(1,621)	$(5,597)	$(10,493)

Basic and diluted loss per common share
Continuing operations	$(0.04)	$(0.04)	$(0.12)	$(0.12)
Discontinued operations	—	0.00	—	(0.13)

Basic and diluted loss per common share	$(0.04)	$(0.04)	$(0.12)	$(0.25)

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